                                                                                                                                                                                                    Exhibit 99(a)

For additional information contact:                                                                                                     Andrew Moreau 501-905-7962

                                                                                                                                                    Director - Corporate Communications

                                                                                                                                                    andrew.moreau@alltel.com

                                                                                                                                                    Kerry Brooks 501-905-8991

                                                                                                                                                    Vice President - Investor Relations

                                                                                                                                                    kerry.brooks@alltel.com

Release date:                                                                                                                                  Aug. 1, 2002

ALLTEL completes local telephone, wireless purchases

Company adds 1.3 million new communications customers

LITTLE ROCK, Ark. - ALLTEL today announced it has completed its purchases of local telephone properties in Kentucky and wireless properties across six states, adding about 1.3 million new communications customers.

ALLTEL purchased local telephone properties serving about 600,000 customers in Kentucky from Verizon for $1.9 billion in cash. ALLTEL also purchased the wireless properties owned by CenturyTel Inc., including more than 700,000 customers in Arkansas, Louisiana, Michigan, Mississippi, Texas and Wisconsin, for $1.57 billion in cash. The price for the CenturyTel properties changed from the previously announced price of $1.65 billion to reflect the exclusion of certain non-managed wireless interests.

"These purchases reflect ALLTEL's balanced approach of expanding both our wireline and wireless businesses in areas complementary to our existing operations," said Scott Ford, ALLTEL's president and chief executive officer. "These acquisitions also bring potential for selling additional features and services by bundling our long-distance with local telephone service in Kentucky and by introducing national and regional calling plans in the new wireless markets."

The addition of the Kentucky local telephone properties increases ALLTEL's total local telephone lines by about 25 percent to more than 3 million.

ALLTEL's total number of wireless customers increased to more than 7.5 million with the addition of the new wireless properties. Also included in the wireless transaction are minority partnership interests in cellular operations of about 1.8 million proportionate POPs, or potential customers, and PCS licenses covering 1.3 million POPs in Wisconsin and Iowa.

ALLTEL, with more than 12 million communications customers and more than $7.5 billion in annual revenues, is a leader in the communications and information services industries. ALLTEL has communications customers in 26 states and provides information services to telecommunications, financial and mortgage clients in more than 50 countries.

-end-

ALLTEL, NYSE: AT

www.alltel.com